Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-212958) on Form S-8 and in the Registration Statement (No. 333-210780) on Form S-3 of Presbia PLC of our report dated March 29, 2017, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Presbia PLC for the year ended December 31, 2016.

SQUAR MILNER LLP

San Diego, California

March 29, 2017